Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
under
THE SECURITIES ACT OF 1933

MERRILL LYNCH & CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	13-2740599 (I.R.S. Employer Identification No.)

4 World Financial Center
New York, New York 10080
(212) 449-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard Alsop, Esq.
Merrill Lynch & Co., Inc.
222 Broadway — 17th Floor
New York, New York 10038
(212) 670-0180

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Merrill Lynch & Co., Inc. Deferred Stock Unit Plan
for Non-Employee Directors

(Full title of the plan)

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to	Proposed maximum offering	Proposed maximum aggregate	Amount of
to be registered	be registered	price per share	offering price(2)	registration fee

Common Stock, par value $1.33-1/3 per share, (including Preferred Stock Purchase Rights) (1)	1,027,605	$54.12	$55,613,982	$6,545.76

(1)
Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from the Common Stock; value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(2)	Calculated in accordance with Rule 457(c), based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system on May 17, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
ITEM 4. DESCRIPTION OF SECURITIES.
ITEM 5. INTERESTS OF EXPERTS AND COUNSEL.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
ITEM 8. EXHIBITS.
ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX
Ex-5: OPINION OF SIDLEY AUSTIN BROWN & WOOD LLP
EX-10: DEFFERED STOCK UNIT PLAN FOR NON-EMPLOYEES
EX-15: LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION
EX-23.B: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating directors as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Annual Report of Merrill Lynch & Co., Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended April 1, 2005 and Current Reports on Form 8-K dated January 3, 2005, January 25, 2005, February 3, 2005, February 4, 2005 (2 reports), February 11, 2005, March 8, 2005, March 11, 2005, March 14, 2005, March 15, 2005 (3 reports), March 29, 2005, April 12, 2005, April 19, 2005, April 25, 2005, May 9, 2005 and May 10, 2005, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein. Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4. DESCRIPTION OF SECURITIES.

         Under the Company’s restated certificate of incorporation, the Company is authorized to issue up to 3,000,000,000,000 shares of common stock, par value $1.33-1/3 per share. As of December 31, 2004, there were 928,036,749 shares of common stock and 2,782,712 exchangeable shares outstanding. The exchangeable shares are exchangeable at any time into common stock on a one-for-one basis and entitle holders to dividend, voting and other rights equivalent to common stock. Under the Company’s Restated Certificate of Incorporation, the Company is authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share, issuable in series (“Preferred Stock”). The common stock will be, when issued against payment therefore, fully paid and non-assessable.

         Holders of shares of common stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. The rights of a holder of common stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that has been issued and may be issued in the future.

         Wells Fargo Bank, N.A. is the recordkeeping transfer agent for the common stock of the Company.

         Because the Company is a holding company, its rights, and the rights of holders of its securities, including the holders of common stock to participate in the distribution of assets of any subsidiary of the Company upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary or holder of preferred stock of the subsidiary.

         The Company may pay dividends on the common stock out of funds legally available for the payment of dividends as, if and when declared by the Board of Directors of the Company or a duly authorized committee of the Board of Directors.

         Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of its common stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of the Company.

         Except voting rights of the exchangeable shares and voting rights of any outstanding series of Preferred Stock, the holders of the common stock currently possess exclusive voting rights in the Company. The Board of Directors of the Company may, however, give voting power to any Preferred Stock which may be issued in the future. Each holder of common stock is entitled to one vote for each share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of shareholders generally require approval of a majority vote of outstanding shares.

         Under the Amended and Restated Rights Agreement, adopted on December 2, 1997 (the “Rights Agreement”), preferred purchase rights were distributed to holders of common stock. The preferred purchase rights are attached to each outstanding share of common stock and will attach to all subsequently issued shares, including common stock that may be issued under the Merrill Lynch & Co., Inc. Deferred Stock Unit Plan for Non-Employee Directors (the “Plan”). The preferred purchase rights entitle the holder to purchase fractions of a share (“Units”) of Series A junior Preferred Stock at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

         The Board of Directors of the Company, without further action by stockholders, has the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of December 31, 2004, the Company had 24,957,500 shares of Preferred Stock available for issuance. The Company has authorized the issuance of Series A junior Preferred Stock, par value $1.00 per share, of the Company upon exercise of preferred share purchase rights associated with each share of common stock outstanding described above.

ITEM 5. INTERESTS OF EXPERTS AND COUNSEL.

         None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware.

         The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Similar indemnification and insurance is also provided to those employees of the Company who serve as administrators of the Plan. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Company to the fullest extent authorized or permitted by law, subject to certain limited exceptions. The Company has established trusts to fund its obligations, up to the amount of the trust assets, that may arise under these agreements and also to directors, officers and employees under the provisions of the General Corporation Law of the State of Delaware and the Company’s Restated Certificate of Incorporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

4(a)	Restated Certificate of Incorporation of the Company, dated May 3, 2001 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 10, 2005).

4(b)	By-Laws of the Company, effective as of April 28, 2003 (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2003 (File No. 1-7182)).

4(c)
Form of Amended and Restated Rights Agreement, dated as of December 16, 1987, between the Company and Wells Fargo Bank, N.A. (successor to Mellon Investor Services, L.L.C., as rights agent (incorporated by reference to Exhibit 4 to the Company’s Current report on Form 8-K dated December 3, 1997).

4(d)
Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company’s Floating Rate Non-Cumulative Preferred Stock, Series 2, par value $1.00 per share effective as of October 25, 2004. (incorporated by reference to Exhibit 3.2 and 4.1 to the Company’s Current Report on Form 8-K dated March 10, 2005).

4(e)
Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company’s Floating Rate Non-Cumulative Preferred Stock, Series 2, par value $1.00 per share effective as of March 9, 2005. (incorporated by reference to Exhibit 3.3 and 4.2 to the Company’s Current Report on Form 8-K dated March 10, 2005).

4(f)
Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company’s Series A Junior Preferred Stock (incorporated by reference to Exhibit 3(f) to the Company’s Registration Statement on Form S-3 (File No. 33-19975)).

5	Opinion of Sidley Austin Brown & Wood LLP.

10	Merrill Lynch & Co., Inc. Deferred Stock Unit Plan for Non-Employee Directors.

15	Letter re: unaudited interim financial information.

23(a)	Consent of Sidley Austin Brown & Wood LLP(included as part of Exhibit 5).

23(b)	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included on page 6).

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To deregister by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 24th day of May, 2005.

MERRILL LYNCH & CO., INC.
By:	/s/ E. Stanley O'Neal
E. Stanley O'Neal
(Chairman of the Board and Chief Executive Officer)

         Each person whose signature appears below appoints E. Stanley O’Neal, Rosemary T. Berkery and Jeffrey N. Edwards, individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate actions in connection with the amendment(s).

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 24th day of May, 2005.

Signature	Title

/s/ E. Stanley O’Neal (E. Stanley O’Neal)	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey N. Edwards (Jeffrey N. Edwards)	Senior Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Laurence A. Tosi (Laurence A. Tosi)	Finance Director (Principal Accounting Officer)

/s/ Jill K. Conway (Jill K. Conway)	Director

/s/ Alberto Cribiore (Alberto Cribiore)	Director

Signature	Title

/s/ John D. Finnegan (John D. Finnegan)	Director

/s/ Heinz-Joachim Neubürger (Heinz-Joachim Neubürger)	Director

/s/ David K. Newbigging (David K. Newbigging)	Director

/s/ Aulana L. Peters (Aulana L. Peters)	Director

/s/ Joseph W. Prueher (Joseph W. Prueher)	Director

/s/ Ann N. Reese (Ann N. Reese)	Director

/s/ Charles O. Rossotti (Charles O. Rossotti)	Director

EXHIBIT INDEX

4(a)	Restated Certificate of Incorporation of the Company, dated May 3, 2001 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 10, 2005).

4(b)	By-Laws of the Company, effective as of April 28, 2003 (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 28, 2003 (File No. 1-7182)).

4(c)
Form of Amended and Restated Rights Agreement, dated as of December 16, 1987, between the Company and Wells Fargo Bank, N.A. (successor to Mellon Investor Services, L.L.C., as rights agent (incorporated by reference to Exhibit 4 to the Company’s Current report on Form 8-K dated December 3, 1997).

4(d)
Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company’s Floating Rate Non-Cumulative Preferred Stock, Series 2, par value $1.00 per share effective as of October 25, 2004. (incorporated by reference to Exhibit 3.2 and 4.1 to the Company’s Current Report on Form 8-K dated March 10, 2005).

4(e)
Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company’s Floating Rate Non-Cumulative Preferred Stock, Series 2, par value $1.00 per share effective as of March 9, 2005. (incorporated by reference to Exhibit 3.3 and 4.2 to the Company’s Current Report on Form 8-K dated March 10, 2005).

4(f)
Certificate of Designation of the Company establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Company’s Series A Junior Preferred Stock (incorporated by reference to Exhibit 3(f) to the Company’s Registration Statement on Form S-3 (File No. 33-19975)).

*5	Opinion of Sidley Austin Brown & Wood LLP.

*10	Merrill Lynch & Co., Inc. Deferred Stock Unit Plan for Non-Employee Directors.

*15	Letter re: unaudited interim financial information.

*23(a)	Consent of Sidley Austin Brown & Wood LLP(included as part of Exhibit 5).

*23(b)	Consent of Independent Registered Public Accounting Firm.

*24	Power of Attorney (included on page 5).

*	Filed herewith